Exhibit 99.2

March 27, 2026

Board of Directors
Sun Country Airlines Holdings, Inc.
2005 Cargo Rd.
Minneapolis, MN 55450

Re:	Initially Filed Registration Statement on Form S-4 of
Allegiant Travel Company (File No. 333- ), filed March 27, 2026 (the “Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 11, 2026 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Allegiant Travel Company (“Allegiant”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share, of Sun Country Airlines Holdings, Inc. (the “Company”) of the 0.1557 shares of common stock, par value $0.001 per share, of Allegiant and $4.10 in cash to be paid to such holders pursuant to the Agreement and Plan of Merger, dated as of January 11, 2026, by and among Allegiant, Mirage Merger Sub, Inc., a direct wholly owned subsidiary of Allegiant, Sawdust Merger Sub, LLC, a direct wholly owned subsidiary of Allegiant, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary,” “Risk Factors—Risks Related to the Proposed Transactions,” “The Proposed Transactions—Sun Country’s Board’s Recommendations and Its Reasons for the Transaction,” “The Proposed Transactions—Background of the Proposed Transactions,” “The Proposed Transactions—Certain Unaudited Prospective Financial Information” and “The Proposed Transactions—Opinion of Sun Country’s Financial Advisor” and to the inclusion of the foregoing opinion in the joint proxy statement/prospectus included in the Registration Statement.  Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Registration Statement), proxy statement or any other document, except in accordance with our prior written consent.  In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC